Filed Pursuant to Rule 433

Dated September 4, 2024

Registration Statement No. 333-276062-01

INTERSTATE POWER AND LIGHT COMPANY

Final Term Sheet

Dated September 4, 2024

4.950% Senior Debentures due 2034

Issuer:	Interstate Power and Light Company (the “Company”)

Security Type:	$350,000,000 principal amount of the Company’s 4.950% Senior Debentures due 2034

Principal Amount:	$350,000,000

Maturity Date:	September 30, 2034

Coupon:	4.950%

Price to Public:	99.792% of the principal amount

Yield to Maturity:	4.976%

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Yield:	3.776%

Spread to Benchmark Treasury:	+120 bps

Interest Payment Dates:	March 30 and September 30, commencing March 30, 2025

Optional Redemption – Reinvestment Rate:	Prior to June 30, 2034, make-whole call at T+20 bps

Optional Redemption at Par:	On or after June 30, 2034

Trade Date:	September 4, 2024

Settlement Date:	September 6, 2024 (T+2)

CUSIP:	461070 AV6

ISIN:	US461070AV69

Denominations / Multiples:	$2,000 x $1,000

Anticipated Ratings*:	Baa1 / A- (Moody’s/ S&P)

Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc.

Co-Managers:	Academy Securities, Inc. Comerica Securities, Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

5.450% Senior Debentures due 2054

Issuer:	Interstate Power and Light Company (the “Company”)

Security Type:	$300,000,000 principal amount of the Company’s 5.450% Senior Debentures due 2054

Principal Amount:	$300,000,000

Maturity Date:	September 30, 2054

Coupon:	5.450%

Price to Public:	99.613% of the principal amount

Yield to Maturity:	5.476%

Benchmark Treasury:	4.625% due May 15, 2054

Benchmark Treasury Yield:	4.076%

Spread to Benchmark Treasury:	+140 bps

Interest Payment Dates:	March 30 and September 30, commencing March 30, 2025

Optional Redemption – Reinvestment Rate:	Prior to March 30, 2054, make-whole call at T+25 bps

Optional Redemption at Par:	On or after March 30, 2054

Trade Date:	September 4, 2024

Settlement Date:	September 6, 2024 (T+2)

CUSIP:	461070 AW4

ISIN:	US461070AW43

Denominations / Multiples:	$2,000 x $1,000

Anticipated Ratings*:	Baa1 / A- (Moody’s/ S&P)

Joint Book-Running Managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc.

Co-Managers:	Academy Securities, Inc. Comerica Securities, Inc. KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Debentures will be made against payment therefor on or about September 6, 2024, which will be the second business day following the date of pricing of the Senior Debentures. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Senior Debentures initially will settle in T+2, purchasers who wish to trade the Senior Debentures on any date prior to the business day before delivery should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities & Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of these documents by calling Barclays Capital Inc. toll free at (888) 603-5847, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 and MUFG Securities Americas Inc. toll free at 1-877-649-6848.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers and other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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